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                                   Exhibit 99
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                              PRESS RELEASE ISSUED
                                DECEMBER 15, 1997



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                  SCOTTS ACQUIRES LEVINGTON HORTICULTURE LTD.,

               LEADING U.K. LAWN AND GARDEN CARE PRODUCTS COMPANY


Marysville, Ohio, December 15, 1997 -- The Scotts Company (NYSE: SMG) announced today that it has completed the purchase of privately-held Levington Horticulture Ltd., the U.K.'s leading producer of consumer and professional lawn fertilizer, organics and horticulture products, for approximately (pound)48 million (approximately $78 million).

Scotts expects the acquisition to be accretive to earnings per share in fiscal 1998 and to contribute growing earnings in fiscal 1999 and beyond.

Over the past three years, Levington's sales have grown at an annual rate of approximately 10% to the equivalent of approximately $80 million. Operating profit has grown at an annual rate of approximately 15% as margins have expanded, and the company has been strongly cash generative. Levington became privately held in 1994 through a management buyout from Fisons PLC, backed by PPM ventures, the private equity subsidiary of Prudential Corporation.

Levington's leading brands in key segments of the approximately $500 million U.K. market complement Scotts' existing U.K. business. While Scotts' U.K. operations had been primarily oriented to consumer pesticides and garden fertilizers, Levington's product lines add significant exposure to the compost, lawn fertilizer and professional horticultural product areas. Approximately two-thirds of Levington's sales are U.K. garden products, with the balance in professional horticultural products and exports, primarily to continental Europe. The brands that Levington markets in the U.K. include Levington(R), Evergreen(R), the U.K.'s leading lawn fertilizer line, Shamrock(R), a leader in the organics market, and Tumbleweed(R) pesticides.

Scotts' Miracle-Gro(R) product line has grown to be the leading consumer garden fertilizer brand since its introduction in the U.K. several years ago and has significantly accelerated the growth of this segment, demonstrating the value of aggressive consumer advertising-driven marketing in the U.K. Levington brings a similar consumer marketing-oriented culture, having grown faster than the U.K. garden products market due to its innovation in product development, advertising and retailer relationships.

Scotts' and Levington's combined fiscal 1997 U.K. sales were equivalent to approximately $135 million. The U.K. market





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remains highly fragmented, with continuing opportunities for growth through more aggressive marketing than has characterized the market in the past.

Salomon Smith Barney served as exclusive financial advisor to Scotts on the Levington acquisition.

The Scotts Company is the leading supplier of consumable products for the lawn and garden care, professional turf care, and horticulture markets in both the U.S. and U.K., and is expanding operations in other international markets. The company owns some of the industry's most powerful brands. In the U.S. lawn care market, consumer awareness of the company's Scotts(R) and Turfbuilder(R) family of brands outscores the nearest competitor by about 9-to-1, as does awareness of the company's Miracle-Gro(R) family of brands in the U.S. garden care market. In the U.K., the company's brands include Weedol(R) and Pathclear(R), the top-selling consumer herbicides, Evergreen(R), the leading lawn fertilizer line, the Levington(R) line of lawn and garden products, Tumbleweed(R) pesticides, and Miracle-Gro(R), the leading plant fertilizer.

Safe Harbor Statement under the Private Securities Litigation Act of 1995:

Certain of the statements contained in this press release, including, but not limited to, information regarding the future economic performance and financial condition of the company, the plans and objectives of the company's management, and the company's assumptions regarding such performance and plans are forward looking in nature. Actual results could differ from the forward looking information in this release, due to a variety of factors, including, but not limited to:

- the effects of weather conditions on sales of the company's products, especially during the spring selling season;

- the success of the company's promotional programs and the company's reduced reliance on pre-season selling programs;

- the company's ability to maintain favorable profit margins on its products and to produce its products on a timely basis;

- the effects of currency translation on the operations and reported results of the company's overseas business units; and


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-    environmental and governmental issues and consumer perceptions.


Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward looking information contained in this release is readily available in the company's publicly filed quarterly, annual, and other reports.


For more information contact:

Rebecca Bruening
The Scotts Company
937-644-7290